Exhibit 4.37

Property and Land Lease Framework Agreement

This Agreement is made on 31 December 2016 in Guangzhou by and between:

Party A:	China Southern Air Holding Company

Address: Guangzhou Baiyun International Airport, Guangdong Province

Party B:	China Southern Airlines Company Limited

Address: Unit 301, 3/F, Office Tower, Guanhao Science Park Phase I, 12 Yuyan Street, Huangpu District, Guangzhou, Guangdong Province

Whereas, the Parties agree that Party A shall lease the property and land in Shenyang, Chaoyang, Dalian, Changchun, Harbin, Xinjiang, Beijing, Shanghai and foreign offices to Party B, NOW THEREFORE, the Parties enter into the following Framework Agreement on the principles of equality, freewill and making compensation with respect to the property and land lease:

Chapter 1 General Provisions

1	The land ownership of the property and land leased to Party B under this Agreement belongs to the People 's Republic of China, and Party A is the legal owner of the land use right. Underground resources, buried objects and municipal utilities are not within the rental scope of land use right.

2	The legal rights and interests of Party B shall be protected by State laws in the use of property and land use right under this Agreement.

3	Party A of this Agreement shall include China Southern Air Holding Company and its wholly-owned and controlled subsidiaries, and Party B shall include China Southern Airlines Company Limited and its wholly-owned and controlled subsidiaries.

Chapter 2 Specific Agreements

4	Party A shall lease the property and land use right to Party B, and the transaction pricing to follow shall be fair and reasonable, with reference to the fair price in the market.

5	In accordance with this Framework Agreement, both Parties shall further discuss and agree on the scope and details of leasing hereof. Specific contracts shall be signed otherwise.

6	The use of the leased property and land under this Agreement shall not violate the relevant state regulations or be beyond the scope of the agreements. During the period of lease, Party B shall obtain Party A's permission if Party B wishes to change the use of the leased property and land prescribed under this Agreement.

Chapter 3 Validity and Duration of this Agreement

7	This Agreement shall be valid for 3 years, from 1 January 2017 to 31 December 2019. This Agreement shall be legally binding on both parties from the effective date hereof.

Chapter 4 Special Agreements

8	The parties shall follow a fair and reasonable pricing principle which is based on fair market price in accordance with the provisions of the state or local pricing regulations, with reference to the asset appraisal report. Party A undertakes to offer Party B a price not higher than the price or fee standards from any independent third party.

9	Both parties agree that the total transaction amount under this Agreement shall not exceed the cap of RMB130 million for 2017, 2018 and 2019, respectively. During the performance of this Agreement, both parties shall comply with relevant provisions of listing rules as to the transaction amount caps.

Chapter 5 Liability for Breach of Contract

10	Any party’s violation of this Agreement shall constitute a breach of this Agreement, and shall bear the liability for breach of contract under the relevant provisions of the Contract Law of the People 's Republic of China and the other party shall have the right to terminate this Agreement.

11	If one party only violates a specific agreement signed in accordance with this Framework Agreement, its liability shall be determined in accordance with the specific agreement and shall not affect the continuing performance of this Framework Agreement and other specific agreem

Chapter 6 Supplementary Provisions

12	Without prior written consents of both parties hereto, any party shall not alter or modify any terms or contents of this Agreement. To have legal binding effect on both parties, any supplements or modifications shall be agreed by both parties and formed a written supplementary agreement.

13	Both parties shall further negotiate to sign any written supplementary agreement for any matters not covered under this Agreement. Such written supplementary agreement shall have same legal effect as this Agreement.

14	Both parties shall settle, through friendly negotiation, any dispute arising from or in connection with the interpretation, effect and performance of this Agreement. If such dispute cannot be settled through negotiation, either party shall have the right to submit such dispute to a competent People’s Court in Guangzhou City.

15	This Agreement is made in six copies, with each party holding three copies. Each copy shall have equal legal effect.

Party A: China Southern Air Holding Company

Authorized Representative: Wu Rongxin (吴榕新)

31 December 2016

Party B: China Southern Airlines Company Limited

Authorized Representative: Meng Qingbai (孟庆柏)

31 December 2016